Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, FleishmanHillard	John Mills, ICR
for Alimera Sciences	for Alimera Sciences
404-739-0150	310-954-1105
Katie.Brazel@fleishman.com	John.Mills@ICRINC.com

ALIMERA SCIENCES’ ILUVIEN® RECEIVES POSITIVE OUTCOME OF REPEAT-USE PROCEDURE FOR 10 ADDITIONAL EUROPEAN COUNTRIES
ATLANTA, June 30, 2014 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced the positive outcome of the Repeat-Use Procedure for ILUVIEN® for the treatment of chronic diabetic macular edema (DME) in an additional 10 European Union countries. Alimera submitted the application through the Mutual Recognition Procedure (MRP) with the Medicines and Healthcare products Regulatory Agency of the United Kingdom (MHRA) serving as the Reference Member State.
The regulatory process for these additional countries, consisting of Ireland, the Netherlands, Belgium, Luxembourg, Sweden, Denmark, Finland, Norway, Poland and the Czech Republic, will now enter the national phase in which each country grants marketing authorization. ILUVIEN will be indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies.
“Achieving a favorable outcome for ILUVIEN in these additional EU countries is a significant milestone for Alimera and very encouraging for the many patients throughout Europe with this devastating disease,” said Dan Myers, president and chief executive officer, Alimera. “We will continue to work closely with these countries during the national phase to obtain ILUVIEN marketing authorization in each one.”
About the Mutual Recognition Procedure
In the MRP, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. A Marketing Authorization Holder (MAH) can use the MRP for the same authorization more than once after completion of a first decentralized procedure (DCP) and obtain marketing authorization in other Member States. According to the European Commission Directive guidance, this is known as Repeat-Use, and is a procedure where those Member States, not involved in the first DCP, agree to recognize the validity of the original, national marketing authorization. The initial ILUVIEN DCP resulted in marketing authorizations in Austria, Portugal, the United Kingdom, Germany, France, Spain and Italy. ILUVIEN is currently commercially available in the United Kingdom and Germany.

About ILUVIEN®

ILUVIEN (190 micrograms intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is injected in the back of the patient's eye to a position that takes advantage of the eye's natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME™ Study, a phase 3 clinical study of ILUVIEN, the most frequently reported adverse drug reactions included cataract development and increased ocular pressure. ILUVIEN has not been approved for sale in the United States.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera’s European operations are conducted from London by its wholly-owned subsidiary, Alimera Sciences Limited.
Forward Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the regulatory status and potential commercialization of ILUVIEN in the 10 additional EU countries for which Alimera has applied for approval. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the EU, Alimera’s ability to obtain marketing authorization for ILUVIEN in additional EU countries, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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